Exhibit 99.1

September 16, 2008	CONTACTS:

Elizabeth Wilkinson Phone: 281-408-1329

EAGLE ROCK ENERGY PARTNERS, L.P. ENTERS INTO DEFINITIVE PURCHASE

AGREEMENT TO ACQUIRE MILLENNIUM MIDSTREAM PARTNERS, L.P. FOR $236

MILLION

HOUSTON, Texas – Eagle Rock Energy Partners, L.P. (NASDAQ GS: EROC) (“Eagle Rock” or the “Partnership”) today announced it entered into a definitive purchase agreement on September 11, 2008 to acquire 100% of the outstanding units of Millennium Midstream Partners, L.P. (“MMP”), and thereby its ownership in MMP’s operating subsidiaries, for a total consideration of $236 million, subject to customary purchase price adjustments, in a privately-negotiated transaction. Of the total purchase price, $181 million will be paid in cash, to be funded through the Partnership’s existing senior secured revolving credit facility, and $55 million will be paid through the issuance of four (4) million Eagle Rock common units to the sellers in the transaction at an implied value of $13.75 per unit. The transaction has an October 1 effective date and is expected to close in October 2008, subject to the satisfaction of various closing conditions, including the termination of any applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. Eagle Rock is currently assessing the impact that Hurricane Ike may have had on MMP’s facilities and the coverage afforded under its existing commercial property and business interruption insurance.

MMP, based in The Woodlands, Texas, is a privately-held partnership backed by Kayne Anderson Energy Development Company, Tortoise Capital Resources Corporation, WFC Holdings Corporation (an affiliate of Wells Fargo Bank, NA) and an entity controlled by the partnership’s original founders, all of which will receive Eagle Rock units as partial consideration. MMP is in the natural gas gathering and processing business. Its growing natural gas gathering business is located in three geographic areas: East Texas, Central Texas and West Texas. The largest of MMP’s gathering systems is located in East Texas, with over 260 miles of gathering pipelines in Polk, Angelina, Nacogdoches, Cherokee, Rusk and Smith Counties, Texas. MMP’s Central Texas system has over 235 miles of gathering pipelines in Grimes, Waller, Harris, Washington and Austin Counties, Texas. MMP’s West Texas system includes over 100 miles of gathering pipelines located in Crockett County, Texas. MMP’s gathering business is predominantly fee-based and benefits from the high drilling activity along the Angelina River Trend (Travis Peak, James Lime, Pettit and Cotton Valley formations with Haynesville potential) in East Texas and the long-lived, stable production profile of the Canyon Sands and new development opportunities (Strawn and Ellenberger formations) in West Texas.

MMP’s East Texas assets complement and expand Eagle Rock’s current footprint in East Texas as the southern end of MMP’s East Texas assets are in close proximity and connect (interconnection is currently idle) with Eagle Rock’s Indian Springs and Camp Ruby assets. As a result of this acquisition, Eagle Rock’s expanded footprint in East Texas will now encompass 1,114 miles of gathering and processing assets and will allow the Partnership to grow its presence in the prolific producing East Texas basin with a strong group of active, drilling producers.

MMP’s Central Texas assets are located due west of Houston and provide stable, cash generating gathering business with a large on-system customer base including several premium-priced industries, municipalities and city gates.

The West Texas assets also expand the Partnership’s presence in the long-lived and stable Permian basin, which it entered through its recent acquisition of Stanolind Oil and Gas Corp.

MMP’s natural gas processing business is carried out through (i) its minority, non-operating ownership interests in the Yscloskey Processing Plant, located in St. Bernard Parish, Louisiana (16.25% ownership interest, operated by Targa Resources, Inc.) and North Terrebonne Processing Plant, located in Terrebonne Parish, Louisiana (7.75% ownership interest, operated by Enterprise Products Partners, LP) and (ii) through the establishment of processing agreements in non-owned processing plants (“mezzanine agreements”) including the Bluewater, Eunice, Sabine, Patterson and Pelican plants, all located in southern Louisiana. Through these ownership interests and mezzanine agreements, MMP processes natural gas from the Gulf of Mexico from over 130 blocks covering 1,000 square miles under life-of-lease dedications, largely under percent-of-liquids (“POL”) agreements with a minimum fee floor. These assets have the benefit of providing significant cash generation while requiring only minimal human resources and ongoing capital expenditures.

MMP Operational Highlights at June 30, 2008:

Gathering Business:

•	Gathered volumes of 116.8 MMbtu/d
•	636 miles of gathering pipeline
•	Over 85,000 acres of dedicated leases along Angelina River Trend
•	Two operated JT plants and CO2 treaters

Processing Business:

•	419 MMcf/d of net processing capacity in Yscloskey and North Terrebonne.
•	Processed net volumes of 215 MMcf/d.
•	Life-of-lease dedications covering 130 Gulf of Mexico blocks.
•	Approximately 20,000 barrels of equity NGL’s produced per month.

MMP Financial Highlights:

•	Based on current forward pricing, the addition of MMP’s business is expected to contribute approximately $29.2 million in incremental annualized Adjusted EBITDA to the Partnership during 2009.
•

Annual maintenance capital expenditures of approximately $1.0 million. Due to Hurricanes Gustav and Ike, one-time maintenance capital expenditures will be incurred by MMP’s sellers of approximately $1.2 million.

•	Acquisition is immediately accretive to the Partnership’s unitholders.
•	Management anticipates recommending to the Board of Directors to increase both the distribution and distribution coverage ratio with respect to the Partnership’s fourth quarter of 2008.

With respect to the announced acquisition, Joseph A. Mills, chairman and chief executive officer of Eagle Rock said, “In line with our opportunistic acquisition strategy, Eagle Rock has continued to seek accretive acquisition growth opportunities in our three lines of business: midstream, upstream and minerals. Our recent acquisition focus, however, has been on expanding and consolidating our midstream asset base around our existing footprint while diversifying our basin, producer and contract mix. The MMP acquisition is a clear example of Eagle Rock’s capabilities in originating and privately-negotiating a strategic and extremely attractive third party transaction in the midstream space, while facing a difficult acquisition and financing environment. In addition, this transaction represents an extraordinary opportunity for Eagle Rock to grow our East Texas / Louisiana segment and to increase our presence in West Texas around our Midland office, an area of strategic interest for the Partnership. The processing business we will acquire from MMP expands our midstream business into the highly active and increasingly important Gulf of Mexico production while avoiding, as a non-operator, the human and capital resource commitments related to those assets. With appropriate business interruption and property insurance, and an active and carefully designed hedging strategy, we feel confident we will be able to manage the weather-related risks present in operating in this region. We have already identified several upside organic growth opportunities related to MMP’s gathering business, mostly related to the high level of drilling activity around the Angelina River Trend in East Texas, which we will pursue in the very short term. In the processing business, there is large upside potential to increase volumes processed under our ownership shares and mezzanine agreements. By financing this transaction with a mix of debt and equity in a 77% to 23% ratio, we continue to conservatively manage our balance sheet and availability under our credit facility, particularly critical at this time of market uncertainty. Following consummation of the MMP acquisition, we will have approximately $176 million available under our recently-upsized credit facility and will continue to be well within our financial covenants. We are honored to have the highly-respected firms in the MLP space – Kayne Anderson Energy Development Company, Tortoise Capital Resources Corporation and WFC Holdings Corporation – as well as MMP’s experienced and energy-savvy founders as future unitholders in the Partnership upon consummation of the transaction. Going forward, we will continue to seek accretive acquisition and organic growth opportunities in all our business segments, with a long-term focus of providing our investors, including our new unitholders, with a sustainable and growing distribution rate and capital appreciation”.

Eagle Rock is in the process of implementing its hedging strategy related to the natural gas liquids volumes around the processing assets in South Louisiana to be acquired in this transaction.

Eagle Rock will host a conference call to discuss these transactions and other matters at 9 a.m. CT (10 a.m. ET) on Wednesday, September 17, 2008. Interested parties may listen live over the internet or via telephone. To listen live over the Internet, log on to the Partnership’s web site at www.eaglerockenergy.com. To participate by telephone, the call in number is 888-713-4218, confirmation code 95883356. Investors are advised to dial into the call at least 15 minutes prior to the call to register. Participants may pre-register for the call by using the following link to pre-register and view important information about this conference call. Pre-registering is not mandatory but is recommended as it will provide you immediate entry to the call and will facilitate the timely start of the call. Pre-registration only takes a few minutes and you may pre-register at any time, including up to and after the call start. To pre-register, please click https://www.theconferencingservice.com/prereg/key.process?key=PKA7G3MHP. (Due to its length, this URL may need to be copied/pasted into your internet browser’s address field. Remove extra space if one exists.) An audio replay of the conference call will also be available for seven days by dialing 888-286-8010, confirmation code 59002654. In addition, a replay of the audio webcast will be available shortly after the call on Eagle Rock’s website.

The Partnership is a growth-oriented master limited partnership engaged in three businesses: a) midstream, which includes (i) gathering, compressing, treating, processing, transporting and selling natural gas, and (ii) fractionating and transporting natural gas liquids; b) upstream, which includes acquiring, exploiting, developing, and producing crude oil and natural gas interests; and c) minerals, which includes acquiring and managing fee minerals and royalty interests. Its corporate office is located in Houston, Texas.

“Board of Directors” in this press release refers to the Board of Directors of the general partner of the general partner of Eagle Rock Energy Partners, L.P.

This news release may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the Partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Partnership, which may cause the Partnership’s actual results to differ materially from those implied or expressed by the forward-looking statements. For a detailed list of the Partnership’s risk factors, please consult the Partnership’s Form 10-K, filed with the Securities and Exchange Commission for the year ended December 31, 2007.

Eagle Rock defines Adjusted EBITDA as net income (loss) plus income tax provision, interest-net (including both realized and unrealized interest rate risk management activities), depreciation, depletion and amortization expense, impairment expense, other operating expense, other non-cash operating and general and administrative expenses (including non-cash compensation related to our equity-based compensation program) less non-realized revenues risk management instrument gain (loss) activities and other income/(expense). We are unable to reconcile the forecasted Adjusted EBITDA figures used in this release to GAAP net income (loss) because it is not feasible to forecast specific GAAP line items. Thus, actual Adjusted EBITDA could vary significantly from these forecasted results based on actual performance.

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